Exhibit 99.1

A123 Systems Announces Second Quarter 2011 Financial Results

WALTHAM, MA — August 4, 2011 — A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate® lithium ion batteries and systems, today announced financial results for the second quarter ended June 30, 2011.

“The highlight to the second quarter was a doubling in the number of our transportation programs in production.  This marked an important milestone for A123 as we shifted our focus from building capacity to ramping production,” said David Vieau, CEO of A123 Systems. “We doubled our revenue from the first quarter, due largely to the fact that we started shipping prismatic modules and packs in volume to Fisker and Smith Electric Vehicles. Overall shipments almost tripled from the first quarter, and this scale contributed to an improvement in gross margin.”

Vieau added, “We continue to anticipate that revenue for the full year will more than double from 2010 as volumes continue to climb in the second half of the year.  In conjunction, A123 will be in an increasingly strong position to drive efficiencies in our manufacturing processes and position our company for profitable growth in the years ahead.”

Financial Highlights

Revenue: Total revenue for the second quarter of 2011 was $36.4 million, an increase from $22.6 million for the second quarter of 2010, and $18.1 million in the first quarter of 2011.  Within total revenue, product revenue was $29.6 million, an increase from $15.6 million in the second quarter of 2010, and $15.5 million in the first quarter of 2011. Services revenue was $6.8 million, a decrease compared to $7.1 million the second quarter of 2010, and an increase from $2.6 million in the first quarter of 2011.

Gross Profit/(Loss):  Gross loss was ($17.5) million in the second quarter of 2011, which included asset impairments of $2.6 million related to outdated equipment in Asia, compared to a gross loss of ($2.9) million in the second quarter of 2010, and a gross loss of ($15.5) million in the first quarter of 2011.

Net Income/(Loss): Net loss was ($55.4) million, or ($0.44) per common share, based on 124.5 million weighted average common shares outstanding in the second quarter of 2011.  This compared to a net loss of ($34.2) million in the second quarter of 2010, or ($0.33) per common share, based on 104.3 million weighted average common shares outstanding, and to a net loss of ($53.6) million in the first quarter of 2011, or ($0.51) per common share, based on 105.5 million weighted average common shares outstanding.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, was a loss of ($41.1) million in the second quarter of 2011, compared to ($25.9) million in the second quarter of 2010, and ($45.4) million in the first quarter of 2011.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $294.9 million as of June 30, 2011, compared to $136.8 million as of March 31, 2011.

Other Second Quarter Business Metrics

Revenue Mix: During the second quarter of 2011, transportation revenue was $24.4 million and commercial revenue was $5.2 million.  This compares a revenue mix of $10.5 million and $5.1 million, respectively, in the second quarter of 2010, and to a revenue mix of $12.3 million and $3.1 million, respectively, in the first quarter of 2011.

Product Shipments: During the second quarter of 2011, A123 Systems product shipments nearly tripled to 42.6 million watt hours, compared to 14.6 million watt hours in the second quarter of 2010 and 14.3 million watt hours in the first quarter of 2011.

Financial and Business Metric Summary

($ millions, except margins)	2Q10	1Q11	2Q11

Revenue:	$22.6	$18.1	$36.4

Gross Profit/(Loss):	$(2.9)	$(15.5)	$(17.5)

Gross Margin:	-13.0%	-85.5%	-48.2%

Net Income/(Loss):	$(34.2)	$(53.6)	$(55.4)

Adjusted EBITDA:	$(25.9)	$(45.4)	$(41.1)

Cash and Equivalents:	$353.3	$136.8	$294.9

Revenue Mix:

Transportation	$10.5	$12.3	$24.4

Commercial	$5.1	$3.1	$5.2

Product shipments:	14.6 MWh	14.3 MWh	42.6 MWh

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

A123 Systems defines “Adjusted EBITDA” as operating loss plus depreciation and amortization of tangible and intangible assets, which includes impairment charges, and stock-based compensation expense.

Conference Call Information

What:	A123 Systems second quarter 2011 financial results conference call
When:	Thursday, August 4, 2011
Time:	5:00 p.m. ET
Webcast and supplementary slides: http://ir.a123systems.com/events.cfm (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(800) 642-1687, passcode 81812395, domestic
(706) 645-9291, passcode 81812395, international

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. For additional information please visit www.a123systems.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s revenue expectations for the full year of 2011, expectations regarding production volumes for the second half of 2011, the Company’s ability to drive efficiencies in its manufacturing processes, and the Company’s expectations regarding its future profitable growth.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123 Systems’ control.

A123 Systems’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the timing and terms of the Company’s U.S. government funding, delays in customer and market demand for and adoption of the Company’s products in the transportation, electric grid and other target markets, the Company’s ability to expand its U.S. manufacturing capacity and ramp production to address anticipated market demand, delays in the development of the Company’s new products, the Company’s ability to attract new customers and retain existing customers, continued delays in volume production by the Company’s customers, increases in production start-up expenses, interruption in the supply of key materials, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, failure to negotiate acceptable contract terms with new customers or early termination of the Company’s agreements with key customers, and other risks detailed in A123 Systems’ other publicly available filings with the Securities and Exchange Commission.

Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent A123 Systems’ views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. A123 Systems undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123 Systems’ views as of any date subsequent to the date of this press release.

Contacts:

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Edelman

Courtney Kessler

212-277-3720

courtney.kessler@edelman.com

Investor Relations:

ICR

Garo Toomajanian

617-972-3450

ir@a123systems.com

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Revenue:
Product	$15,558	$29,564	$35,332	$45,022
Services	7,050	6,789	11,744	9,428

Total revenue	22,608	36,353	47,076	54,450

Cost of revenue:
Product	18,977	48,818	41,331	79,914
Services	6,580	5,066	10,735	7,544

Total cost of revenue	25,557	53,884	52,066	87,458

Gross loss	(2,949)	(17,531)	(4,990)	(33,008)

Operating expenses:
Research, development and engineering	13,832	17,434	27,948	37,793
Sales and marketing	3,366	5,070	6,166	9,152
General and administrative	8,804	9,399	17,044	18,510
Production start-up	3,606	3,497	5,417	8,118

Total operating expenses	29,608	35,400	56,575	73,573

Operating loss	(32,557)	(52,931)	(61,565)	(106,581)

Other income (expense):
Interest, net	(372)	(2,105)	(590)	(2,746)
Gain on foreign exchange	(1,226)	77	(981)	79
Other income, net	—	(353)	—	673

Total other expense, net	(1,598)	(2,381)	(1,571)	(1,994)

Loss from operations, before tax	(34,155)	(55,312)	(63,136)	(108,575)

Provision for income taxes	132	78	253	488

Net loss	(34,287)	(55,390)	(63,389)	(109,063)

Less: Net loss attributable to the noncontrolling interest	69	—	146	27

Net loss attributable to A123 Systems, Inc.	$(34,218)	$(55,390)	$(63,243)	$(109,036)

Net loss per share attributable to A123 Systems Inc. - basic and diluted:	$(0.33)	$(0.44)	$(0.61)	$(0.95)

Weighted average number of common shares outstanding - basic and diluted	104,333	124,513	103,825	115,066

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2010	2011

ASSETS
Current assets:
Cash and cash equivalents	$216,841	$294,874
Restricted cash and cash equivalents	9,367	9,916
Accounts receivable, net	28,106	37,525
Inventory	48,787	85,980
Prepaid expenses and other current assets	8,006	12,081

Total current assets	311,107	440,376

Property, plant and equipment, net	143,998	152,125
Goodwill	9,581	9,581
Intangible assets, net	413	306
Long-term grant receivable	75,790	94,378
Deposits and other assets	11,768	8,438
Restricted cash and cash equivalents, net of current portion	1,993	2,009
Investments	21,508	22,279

Total assets	$576,158	$729,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit lines	$8,000	$8,000
Current portion of long-term debt	5,379	4,455
Current portion of capital lease obligations	1,571	1,890
Accounts payable	43,523	56,127
Accrued expenses	48,179	35,316
Other current liabilities	1,322	2,224
Deferred revenue	11,109	11,191
Deferred rent	132	190

Total current liabilities	119,215	119,393

Long-term debt, net of current portion	4,603	142,649
Capital lease obligations, net of current portion	18,655	18,135
Deferred revenue, net of current portion	29,836	29,321
Deferred rent, net of current portion	1,452	1,293
Other long-term liabilities	3,865	6,037

Total liabilities	177,626	316,828

Commitments and contingencies

Stockholders’ equity
Common stock	105	126
Additional paid-in capital	790,256	914,120
Accumulated deficit	(391,228)	(500,264)
Accumulated other comprehensive loss	(935)	(1,318)

Total A123 Systems, Inc. stockholders’ equity	398,198	412,664
Noncontrolling interest	334	—

Total stockholders’ equity	398,532	412,664

Total liabilities, and stockholders’ equity	$576,158	$729,492

A123 Systems, Inc.

Unaudited Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Operating loss	$(32,557)	$(52,931)	$(61,565)	$(106,581)

EBITDA adjustments
Stock-based compensation	2,646	3,422	5,133	6,721
Depreciation and amortization (1)	4,009	8,419	8,288	13,342
Adjusted EBITDA	$(25,902)	$(41,090)	$(48,144)	$(86,518)

(1)   Depreciation and amortization includes impairment charges recorded during the period